Exhibit 14

Horizon Bancorp
Code of Ethics
for
Executive Officers and Directors

Introduction
One of the Company’s most valuable assets is our unquestioned reputation for integrity.  As professionals, we are judged by our conduct and we must act in a manner that merits public trust and confidence.
The Board of Directors of Horizon Bancorp and Horizon Bank (the “Company”) has adopted the Horizon Bancorp and Horizon Bank. Advisor Code of Conduct and Ethics, which is applicable to all advisors, including officers, of the Company (the “Advisor Code”).  The Board of Directors of the Company also has adopted this Code of Ethics for Executive Officers and Directors (the “Code”) applicable to all of its executive officers (“Executive Officers”) and directors (“Directors”).  This Code supplements the Advisor Code and is intended in particular to:
•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	promote compliance with applicable laws and governmental rules and regulations;
•	promote prompt internal reporting of violations of this Code;
All Executive Officers and Directors are expected to be familiar with, and adhere to, the principles and procedures set forth in this Code. For purposes of this Code, the contact person (“Contact Person”) is as follows:
•
for Executive Officers other than the Chief Executive Officer (“CEO”), the Contact Person is the CEO or, if the Executive Officer believes it more appropriate under the circumstances, the Chairman of the Corporate Governance and Nominating Committee (“Governance Committee”) and/or Lead Director; and

•	for the CEO and Directors, the Contact Person is the Chairman of the Governance Committee and/or Lead Director.
In addition to applicable Company policies, Executive Officers and Directors are subject to the following policies:

I.   Honest and Ethical Conduct
Each Executive Officer and Director owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid.
Each Executive Officer and Director must:
•	Act with integrity, including being honest and candid, while at the same time being careful to maintain the confidentiality of information as required by the Company’s policies;
•	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and
•	Adhere to a high standard of business ethics.
II.   Company, Customer and Supplier Information
Financial and other information regarding the Company is not to be released to any person unless it has been published in reports to shareholders or otherwise made available to the public in accordance with applicable securities and disclosure regulations and existing procedures of the Company.
All information regarding the Company, including information about the Company’s customers and suppliers, is considered to be privileged and must be held in the strictest confidence. Such information is to be used solely for corporate purposes. In no case shall such information be transmitted or disclosed to persons outside the Company, including family members, or even to other Directors, Officers or Advisors of the Company who do not need to know such information in discharging their duties. The use of any such information for personal gain by an Executive Officer or Director, or by his or her family, friends or others is absolutely prohibited.
Credit information regarding any customer shall not be disclosed except by an authorized employee in response to a legitimate inquiry by an authentic credit agency or lender. Any other disclosure of such information could expose the Company and the Advisor to liability for damages.
III.   Conflicts of Interest
A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an Executive Officer or a Director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Any situation that would present a conflict of interest for an Executive Officer or Director also would be likely to present a conflict of interest if the situation involves a member of the Executive Officer’s or Director’s family.  Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, the Company is not authorized to enter into any transaction that involves a potential conflict of interest unless: the material facts about the transaction and the Executive Officer’s or Director’s interest in the transaction have been disclosed to, or are known by the Company’s Board of Directors, and a majority of the members of the Board of Directors, or of the Governance Committee, who have no interest in the transaction, have authorized, approved, or ratified the transaction in compliance with the requirements of the Indiana Business Corporation Law.
Directors and Executive Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If the Company seeks a particular business opportunity, the Company’s funds, facilities or personnel have been used in developing an opportunity, or an opportunity is offered to the Company and the opportunity is of the type that the Company normally would be expected to act upon, then the opportunity rightfully belongs to the Company.  Executive Officers and Directors who may be in a position to divert the opportunity to themselves or others shall not take advantage of the opportunity. No Executive Officer or Director may take for himself or herself an opportunity that belongs to the Company.  However, an Executive Officer or a Director may take advantage of an opportunity if all material facts concerning the opportunity are disclosed to, or known by, the Board of Directors or the Governance Committee prior to the Executive Officer or Director becoming legally obligated regarding the opportunity; and a majority of the members of the Board of Directors, or of the Governance Committee, who have no interest in the opportunity have disclaimed the Company’s interest in the opportunity in compliance with the  requirements of the Indiana Business Corporation Law.
Service to the Company should never be subordinated to personal gain or advantage. Conflicts of interest should be avoided whenever possible. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be discussed with the appropriate Contact Person.
IV.   Disclosure
Each Director or Executive Officer involved in the Company’s disclosure process, including the CEO, the Company’s chief financial officer and chief accounting officer and any other officer serving a similar function (the “Senior Financial Officers”), is responsible for promoting full, fair, accurate, timely and understandable disclosure in all reports and other documents the Company files with, or submits to, the SEC, as well as in all other public communications made by the Company.
The CEO and each Senior Financial Officer and Director involved in the Company’s disclosure process are required to be familiar with, and to comply with, the Company’s disclosure controls and procedures and internal control over financial reporting to the extent relevant to his or her area of responsibility. In addition, each person having direct or supervisory authority regarding SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects, to the extent appropriate within his or her area of responsibility, should consult with other Company officers and employees and take other appropriate steps to assist in achieving the goal of making full, fair, accurate, timely and understandable disclosure.
Each Director and each Executive Officer who is involved in the Company’s disclosure process, including, without limitation, the CEO and Senior Financial Officers, must:

•	Familiarize himself or herself with the disclosure requirements applicable to the business and financial operations of the Company;
•
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including, without limitation, the Company’s independent auditors, governmental regulators and self-regulatory organizations; and

•	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, if appropriate, delegate this task to others).
The CEO, each Senior Financial Officer and each Director shall promptly bring to the attention of the appropriate Contact Person any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings (if such information is not already being adequately addressed in public filings being prepared for the Company) or otherwise assist the Company in fulfilling its disclosure obligations, including, without limitation, any information he or she may have concerning the following:
•	significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data; or
•	any fraud, whether or not material, that involves management or other Advisors who have a significant role in the Company’s financial reporting, disclosures or internal controls.
V.   Compliance.
It is the Company’s policy to comply with all applicable laws, rules and regulations. In carrying out their duties, each Executive Officer and Director shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations. Each Executive Officer and Director shall comply with the Company’s policies relating to legal compliance, including, without limitation, the Horizon Bancorp Insider Trading Policy, Anti-hedging Policy and Restrictions on Pledging Company Stock Policy.
VI.   Reporting and Accountability.
Each Executive Officer and Director shall promptly bring to the attention of the appropriate Contact Person any information he or she may have concerning any violations or potential violations of this Code, including, without limitation, the following:
•
any unethical behavior or dishonest or illegal acts in violation of this Code or the Advisor Code involving any member of management or other Advisor who has a significant role in the Company’s financial reporting, disclosures or internal controls; or

•	any other violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships.

Any Executive Officer or Director who becomes aware of any existing or potential violation of this Code shall notify the appropriate Contact Person promptly and failure to do so is, in itself, a violation of this Code.  No Executive Officer or Director may retaliate against any other Executive Officer, Director or Advisor for reporting in good faith potential violations of this Code.

Retaliation or attempted retaliation is a violation of this Policy and anyone who does so will be subject to severe sanctions up to and including termination.  No hardship, no loss of benefit, and no penalty may be imposed on an Advisor, officer or director for filing or responding to a bona fide report of violation; appearing as a witness in the investigation of a complaint; or serving as an investigator.
Any questions relating to how this Code should be interpreted or applied should be addressed to the appropriate Contact Person. An Executive Officer or a Director who is unsure of whether a situation violates this Code should discuss the situation with the appropriate Contact Person. The  Governance Committee is responsible for applying this Code to specific situations and has the authority to interpret the provisions of this Code.
The Company will follow the following procedures in investigating and enforcing this Code:
•	After appropriate investigation, the Contact Person will report violations and potential violations to the Chief Executive Officer and Chair of the Corporate Governance Committee;
•	The Governance Committee will take all appropriate action to investigate any reported violations.
•	If the Chief Executive Officer and Governance Committee determines that a violation has occurred, it will notify the Board of Directors if the violation involves a Director or an Executive Officer.
•
Upon being notified that a violation has occurred, the Board of Directors, Governance Committee or the CEO, as applicable, will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal of the person committing such violation, and, in the event of a criminal or other serious violation of law, shall notify the appropriate governmental authorities.

VII.   Waivers.
Only the Board of Directors may approve a waiver from or an amendment to this Code.  If the Board grants a waiver with respect to a material departure from a provision of this Code by a Senior Financial Officer, or amends a provision of this Code that applies to a Senior Financial Officer and the SEC’s rules and regulations require disclosure of such waiver or amendment, then the Company must disclose the waiver or amendment either in a Form 8-K filed with the SEC within four business days following the date of the waiver or amendment or in such other manner as permitted under Item 406 of Regulation S-K.

Horizon Bancorp
Executive Officers and Directors Certification

I, the undersigned, hereby certify that I have read the Horizon Bancorp Code of Ethics for Executive Officers and Directors in its entirety, that I fully understand the content thereof, that I have complied with its requirements, and that I am not aware of any violation thereof on the part of myself or any other person.

Except as I have disclosed to the Company, I have no knowledge, either direct or indirect, of any information regarding any activities or situations that violate, or may potentially cause a violation of, this Code.  With respect to any exceptions, I have made full and proper disclosure to the appropriate Contact Person of the Company or as otherwise required by this Code and have agreed to keep all such disclosures confidential.  If, in the future, I become aware of any information regarding violations or potential violations of this Code, I agree to promptly make full disclosure of such information to the appropriate Contact Person or as otherwise required by this Code.

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